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                                                                  EXHIBIT 10.17



Owens Corning
13909 East Laurel Lane
Scottsdale, AZ 85259
602.314.210 FAX 314.0940


                            Transmitted by Facsimile


To: Mr. Robert B. Bennett                       Date: November 3, 1997

From: Thomas R. DeGroff                         No. of pages: 2

RE: LETTER OF INTENT RE: PRICING AND SUPPLY


Below is a summary of the price and supply commitment from Owens Corning to Denali (Fluid Containment, Inc./Ershigs Inc.) in return for the volume commitment also summarized below.

1. Time - January 1, 1998 through December 31, 2000. Owens Corning and Denali agree to use the Producer Price Index - Commodities not seasonally adjusted intermediate materials supplies and components. On [Confidential Treatment Requested], we will use the [Confidential Treatment Requested] average annual increase or decrease to determine pricing for the next twelve-month period. On [Confidential Treatment Requested], we will use the [Confidential Treatment Requested] average annual increase or decrease to determine pricing for the following [Confidential Treatment Requested] period. On each adjustment Owens Corning agrees to limit the maximum increase to [Confidential Treatment Requested] and Denali agrees to limit the price decrease to [Confidential Treatment Requested].

2. Pricing for the period January 1, 1998 through [Confidential Treatment Requested]. Owens Corning will [Confidential Treatment Requested] all items [Confidential Treatment Requested] per pound January 1, 1998 and hold same through [Confidential Treatment Requested].

3. Owens Corning will [Confidential Treatment Requested] Denali [Confidential Treatment Requested] a pound on a quarterly basis provided Denali purchases [Confidential Treatment Requested] pounds annually. Purchasing goals have been established using Denali purchasing history. First and second quarter minimum purchases equal [Confidential Treatment Requested] each, third quarter equals [Confidential Treatment Requested] and [Confidential Treatment Requested] in the fourth quarter. Reconciliation will take place at the end of the calendar year.
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4.  The January 1, 1998 base price for the items Denali purchases; 495 Gun
    Roving, [Confidential Treatment Requested]; 366 Type 30, [Confidential Treatment Requested], 723 Chopped Strand Mat, [Confidential Treatment Requested]; 24 oz. Woven Roving [Confidential Treatment Requested]. Denali has the option to purchase for the Ershigs locations either on a direct basis or through an Owens Corning distributor. Prices from the distributor will be capped at a [Confidential Treatment Requested] premium.

5. Denali agrees to purchase 90% of their fiberglass requirements from Owens Corning.

6. Owens Corning and Denali agree to recognize the current meet or release clause as per attached.



/s/  THOMAS R. DEGROFF
----------------------------
Thomas R. DeGroff
Region Sales Manager


/s/  ROBERT BENNETT
----------------------------
Robert Bennett
President
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14. MEET OR RELEASE

        If Buyer is offered a product of quality similar to one or all of the Products, in a quantity equal to [Confidential Treatment Requested] of the quantity of the Product(s) to be manufactured, sold and delivered by Seller during the [Confidential Treatment Requested], for delivery over the next [Confidential Treatment Requested], at a delivered price for the next [Confidential Treatment Requested] which is lower than the price, including the cost of delivery to Buyer, then in effect under this Agreement, Seller shall, upon receipt of satisfactory evidence from Buyer of terms and conditions of the competitive price, [Confidential Treatment Requested], either meet such lower price or permit Buyer to accept the offer. If Seller elects to meet the lower price, Seller shall so notify Buyer, in which event the price of the Product(s) shall be revised to such lower price for a period of time equal to that in which the competitive price would have remained in effect.

        If Seller elects not to meet the lower price, Buyer is released for the [Confidential Treatment Requested] period to purchase the quantities of the Product(s) offered by the competitive source and any quantity of product purchased in response to the competitive offer shall be in satisfaction of the requirement to purchase an equivalent quantity of the Product(s) hereunder.